Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact: Mike Van Handel Manpower Inc. +1.414.906.6305 michael.vanhandel@manpower.com

Manpower Reports 3rd Quarter 2006 Results

MILWAUKEE, WI, USA, October 17, 2006 – Manpower Inc. (NYSE: MAN) today reported that earnings per diluted share for the three months ended September 30, 2006 increased 33 percent to $1.16 from 87 cents in the prior year period. Net income in the quarter increased to $100.6 million from $76.3 million a year earlier. Revenues for the third quarter totaled $4.6 billion, an increase of 12 percent from the year-earlier period.

Results for the third quarter were positively affected by relatively stronger foreign currencies compared to the prior year period. Foreign currency exchange rates had a positive impact of 4 cents for the quarter. On a constant currency basis, earnings per diluted share increased 29 percent on a 9 percent improvement in revenues.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “The Manpower team is hitting full stride when it comes to executing. Our European operations minus France improved operating unit profit in U.S. dollars by 54%; U.S. improved operating unit profit by 27%, while France improved in U.S. dollars by 22%. We are leveraging our growth which is evident by our revenue growth in U.S. dollars of 12%, resulting in net income growth in U.S. dollars of 32%.

“Revenue continues to be stable throughout many of the major geographies. Our European operations minus France led the way with a revenue increase in constant currency of 14% over third quarter of 2005. Fast growing countries include the Netherlands, Nordics, Italy, China, India and all of Eastern Europe.

“We are anticipating the fourth quarter of 2006 diluted earnings per share to be in the range of $1.14 to $1.18, which includes an estimated positive currency impact of 4 cents,” Joerres stated.

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Manpower Inc. Reports 3rd Quarter Results/Page 2

Earnings per diluted share for the nine months ended September 30, 2006 were $2.65 compared to $1.88 per diluted share in 2005. Net income was $233.6 million compared to $171.0 million the prior year. Revenues for the nine-month period were $13.0 billion, an increase of 9 percent from the prior year. Foreign currency exchange rates had a negative impact of 2 cents for the nine-month period.

Included in the 2006 nine-month period was a 27 cents per diluted share gain on the sale of a payroll processing business in Sweden, and a 16 cents per diluted share charge related to reorganization and a global cost reduction initiative.

In conjunction with its third quarter earnings release, Manpower will broadcast its conference call live over the Internet on October 17, 2006 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $16 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,400 offices in 72 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2005, which information is incorporated herein by reference.

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended September 30
	2006	2005	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$4,644.8	$4,144.8	12.1%	8.8%
Cost of services	3,800.6	3,388.2	12.2%

Gross profit	844.2	756.6	11.6%	8.6%
Selling and administrative expenses	675.3	624.6	8.1%	5.3%

Operating profit	168.9	132.0	28.0%	23.9%
Interest and other expenses	10.6	11.9	-10.5%

Earnings before income taxes	158.3	120.1	31.8%
Provision for income taxes	57.7	43.8	31.8%

Net earnings	$100.6	$76.3	31.8%	27.3%

Net earnings per share - basic	$1.18	$0.88	34.1%

Net earnings per share - diluted	$1.16	$0.87	33.3%	28.7%

Weighted average shares - basic	85.3	87.0	-2.0%

Weighted average shares - diluted	86.7	88.2	-1.8%

(a)	Revenues from services include fees received from our franchise offices of $9.6 million for the three months ended September 30, 2006 and 2005. These fees are primarily based on revenues generated by the franchise offices, which were $392.3 million and $396.6 million for the three months ended September 30, 2006 and 2005, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended September 30
	2006	2005	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services: (a)
United States (b)	$542.1	$531.5	2.0%	2.0%
France	1,654.0	1,479.3	11.8%	7.0%
EMEA	1,668.0	1,400.8	19.1%	13.9%
Jefferson Wells	93.9	103.9	-9.6%	-9.6%
Right Management	91.4	96.0	-4.8%	-7.0%
Other Operations	595.4	533.3	11.6%	13.4%

	$4,644.8	$4,144.8	12.1%	8.8%

Operating Unit Profit: (a)
United States	$28.6	$22.6	26.7%	26.7%
France	62.0	50.6	22.4%	17.1%
EMEA	71.0	46.2	53.8%	47.3%
Jefferson Wells	10.0	11.5	-13.7%	-13.7%
Right Management	1.8	2.1	-12.0%	-16.8%
Other Operations	16.7	16.6	0.8%	3.2%

	190.1	149.6
Corporate expenses	17.9	14.3
Amortization of intangible assets	3.3	3.3

Operating profit	168.9	132.0	28.0%	23.9%
Interest and other expenses (c)	10.6	11.9

Earnings before income taxes	$158.3	$120.1

(a)    Certain Eastern European countries previously reported in France are now reported in EMEA due to a change in management structure. All previously reported results for France and EMEA have been restated to conform to the current presentation.

(b)    In the United States, revenues from services include fees received from the related franchise offices of $6.6 million and $6.7 million for the three months ended September 30, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $285.9 million and $310.7 million for the three months ended September 30, 2006 and 2005, respectively.

(c) The components of interest and other expenses were:

Interest expense	$14.4	$12.5
Interest income	(4.4)	(2.0)
Foreign exchange losses (gains)	0.3	(0.2)
Miscellaneous expenses, net	0.3	1.6

	$10.6	$11.9

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Nine Months Ended September 30
	2006	2005	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$13,014.7	$11,957.2	8.8%	10.0%
Cost of services	10,636.7	9,779.4	8.8%

Gross profit	2,378.0	2,177.8	9.2%	10.3%
Selling and administrative expenses	2,010.3	1,873.6	7.3%	8.6%

Operating profit	367.7	304.2	20.9%	21.1%
Interest and other expenses	6.8	34.9	N/A

Earnings before income taxes	360.9	269.3	34.0%
Provision for income taxes	127.3	98.3	29.6%

Net earnings	$233.6	$171.0	36.6%	37.2%

Net earnings per share - basic	$2.70	$1.93	39.9%

Net earnings per share - diluted	$2.65	$1.88	41.0%	42.0%

Weighted average shares - basic	86.5	88.4	-2.2%

Weighted average shares - diluted	88.0	91.7	-4.0%

(a)	Revenues from services include fees received from our franchise offices of $26.4 million and $26.7 million for the nine months ended September 30, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,143.8 million and $1,122.1 million for the nine months ended September 30, 2006 and 2005, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Nine Months Ended September 30
	2006	2005	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services: (a)
United States (b)	$1,587.0	$1,514.1	4.8%	4.8%
France	4,430.1	4,114.3	7.7%	8.6%
EMEA	4,691.0	4,173.8	12.4%	13.8%
Jefferson Wells	288.2	290.1	-0.6%	-0.6%
Right Management	291.3	308.5	-5.6%	-5.1%
Other Operations	1,727.1	1,556.4	11.0%	13.9%

	$13,014.7	$11,957.2	8.8%	10.0%

Operating Unit Profit: (a)
United States	$60.6	$45.5	33.3%	33.3%
France	142.1	121.0	17.4%	17.2%
EMEA	145.1	98.2	47.7%	46.6%
Jefferson Wells	25.7	28.9	-11.2%	-11.2%
Right Management	17.2	21.2	-18.8%	-20.3%
Other Operations	49.4	42.3	17.1%	22.1%

	440.1	357.1
Corporate expenses	62.6	43.1
Amortization of intangible assets	9.8	9.8

Operating profit	367.7	304.2	20.9%	21.1%
Interest and other expenses (c)	6.8	34.9

Earnings before income taxes	$360.9	$269.3

(a)    Certain Eastern European countries previously reported in France are now reported in EMEA due to a change in management structure. All previously reported results for France and EMEA have been restated to conform to the current presentation.

(b)    In the United States, revenues from services include fees received from the related franchise offices of $17.9 million and $18.4 million for the nine months ended September 30, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $860.1 million and $885.1 million for the nine months ended September 30, 2006 and 2005, respectively.

(c) The components of interest and other (income) expenses were:

Interest expense	$39.1	$34.8
Interest income	(11.5)	(6.4)
Foreign exchange losses	2.5	—
Miscellaneous (income) expense, net	(23.3)	6.5

	$6.8	$34.9

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Sep. 30 2006	Dec. 31 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$484.5	$454.9
Accounts receivable, net	3,772.1	3,208.2
Prepaid expenses and other assets	104.4	107.5
Future income tax benefits	95.5	71.1

Total current assets	4,456.5	3,841.7
Other assets:
Goodwill and other intangible assets, net	1,279.9	1,256.5
Other assets	308.5	273.8

Total other assets	1,588.4	1,530.3
Property and equipment:
Land, buildings, leasehold improvements and equipment	686.0	642.4
Less: accumulated depreciation and amortization	491.4	446.0

Net property and equipment	194.6	196.4

	$6,239.5	$5,568.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$883.6	$685.4
Employee compensation payable	175.3	150.6
Accrued liabilities	598.0	435.4
Accrued payroll taxes and insurance	629.6	607.2
Value added taxes payable	524.4	441.9
Short-term borrowings and current maturities of long-term debt	28.4	260.0

Total current liabilities	2,839.3	2,580.5
Other liabilities:
Long-term debt	759.9	475.0
Other long-term liabilities	399.6	366.3

Total other liabilities	1,159.5	841.3
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,397.8	2,346.7
Retained earnings	479.8	269.9
Accumulated other comprehensive income (loss)	47.8	(11.0)
Treasury stock, at cost	(685.7)	(460.0)

Total shareholders’ equity	2,240.7	2,146.6

Total liabilities and shareholders’ equity	$6,239.5	$5,568.4

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended September 30
	2006	2005
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$233.6	$171.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	65.8	67.7
Amortization of discount on convertible debentures	—	1.9
Deferred income taxes	(27.6)	(10.2)
Provision for doubtful accounts	18.6	16.9
Stock based compensation	15.9	1.2
Excess tax benefit on exercise of stock options	(1.6)	—
Other non-operating gains	(29.3)	—
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(396.2)	(307.1)
Other assets	22.7	(30.2)
Other liabilities	329.6	263.8

Cash provided by operating activities	231.5	175.0

Cash Flows from Investing Activities:
Capital expenditures	(47.3)	(55.9)
Acquisitions of businesses, net of cash acquired	(7.8)	(3.5)
Proceeds from sale of business	29.6	—
Proceeds from sale of an equity interest	8.8	—
Proceeds from the sale of property and equipment	3.6	4.5

Cash used by investing activities	(13.1)	(54.9)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	(0.6)	181.0
Cash paid to settle convertible debentures	—	(206.6)
Proceeds from settlement of swap agreements	—	50.7
Proceeds from stock option and purchase plans	45.2	17.7
Excess tax benefit on exercise of stock options	1.6	—
Repurchases of common stock	(235.9)	(203.5)
Dividends paid	(23.7)	(17.6)

Cash used by financing activities	(213.4)	(178.3)

Effect of exchange rate changes on cash	24.6	(41.9)

Change in cash and cash equivalents	29.6	(100.1)
Cash and cash equivalents, beginning of period	454.9	531.8

Cash and cash equivalents, end of period	$484.5	$431.7